EXHIBIT 99.6

Barington Companies Equity Partners, L.P.

888 Seventh Avenue, 17th Floor

New York, New York 10019

October 25, 2006

International Aluminum Corporation

767 Monterey Pass Road

Monterey Park, California 91754

Attn: Corporate Secretary

Re:	Notice to the Secretary of Intention to Nominate One Person for Election as a

Director at the 2006 Annual Meeting of Shareholders of International Aluminum

Corporation and to Cumulate Votes

Dear Mr. Fogelman:

Barington Companies Equity Partners, L.P., a Delaware limited partnership (“Barington”), is the beneficial owner of 100,843 shares of common stock (the “Shares”) of International Aluminum Corporation, a California corporation (the “Company”). Cede & Co., the nominee of the Depository Trust Company, was the holder of record of such Shares as of the close of business on September 8, 2006.

By letter dated October 25, 2006, a copy of which is attached hereto, Cede & Co. has provided you with notice, on our behalf, of (a) the nomination of Robert H. Longnecker (the “Nominee”) for election to the Board of Directors (the “Board”) of the Company at the 2006 Annual Meeting of Shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments thereof (the “Annual Meeting”), and (b) the intention to cumulate votes for the election of the Nominee.

Without conceding that any such information is required to be disclosed herein, the undersigned hereby sets forth the following:

(a)	The shareholder on whose behalf notice is being given is Barington Companies Equity Partners, L.P.
(b)	The name and address of Barington are Barington Companies Equity Partners, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.
(c)

Barington is the beneficial owner of 100,843 shares of common stock, $1.00 par value per share (the “Common Stock”), of the Company, which shares were beneficially owned as of the close of business on September 8, 2006, the record date for the Annual Meeting.

(d)	Representatives of Barington intend to appear at the Annual Meeting, with proxies, to nominate the Nominee specified herein.

(e)

Barington has jointly filed a Schedule 13D with respect to the Common Stock with certain other entities pursuant to a joint filing agreement. Reference is made to such Schedule 13D initially filed on July 20, 2004, as it has been and may be amended from time to time (the “Schedule 13D”), as filed and to be filed with the Securities and Exchange Commission (the “SEC”), for information regarding other entities that are or may be deemed to be members in a group described therein.

(f)

Mr. Longnecker is an analyst employed by Barington Capital Group, L.P., an affiliate of Barington. Further information regarding Mr. Longnecker is set forth in Exhibit A attached hereto. Mr. Longnecker does not own any shares in his individual capacity.

(g)	Mr. Longnecker’s written consent to his nomination and to serving as a director of the Company if elected is included as Annex A hereto.

In addition to the foregoing, certain information regarding the qualifications of the Nominee responsive to the criteria and attributes said to be considerations for the Company’s Nominating and Corporate Governance Committee as described in the Company’s 2006 definitive proxy statement is set forth in Exhibit A hereto (without conceding that any such information is required to be disclosed herein). Barington expects that Mr. Longnecker will furnish such other information with respect to such Nominee as the Company may reasonably require to determine the eligibility of such Nominee to serve as a director of the Company (without conceding the validity of any such requirement or request for additional information).

We trust that this notice (together with all exhibits, annexes and attachments hereto, the “Notice”) complies in all respects with the Bylaws of the Company and applicable law. If the Company believes this Notice is incomplete or otherwise deficient in any respect, please notify us in writing immediately of such alleged deficiencies. We reserve the right, following receipt of any such notice, to either challenge, or attempt to cure, any alleged deficiencies. We also reserve the right to give further notice of additional business or nominations to be conducted or made at the Annual Meeting or other meeting of the Company’s shareholders, to revise the nomination described herein, or not to present the nomination described herein.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of the Nominee at the Annual Meeting, or if the Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies Barington may have, this Notice shall continue to be effective with respect to any replacement Nominee selected by Barington.

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Please address any correspondence or questions to Barington Companies Equity Partners, L.P., Attention: Jared Landaw, telephone (212) 974-5713, facsimile (212) 586-7684 (with a copy to our counsel, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attention: Peter G. Smith, Esq., telephone 212-715-9401, facsimile 212-715-8000). The giving of this Notice is not an admission that the procedures for Notice contained in the Bylaws or the Company’s Proxy Statement for the Annual Meeting are legal, valid or binding, and Barington reserves the right to challenge any such procedures or their application in whole or in part.

Very truly yours,

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

By:	Barington Companies Investors, LLC, its general partner
	By:	/s/ James A. Mitarotonda

James A. Mitarotonda
Managing Member
cc:	Joel F. McIntyre

Chairman, Nominating and Governance Committee

International Aluminum Corporation

767 Monterey Pass Road

Monterey Park, California 91754

Dale Short, Esq.

Troy & Gould P.C.

1801 Century Park East

16th Floor

Los Angeles, California 90067

Peter G. Smith, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

[Exhibits, Annexes and Schedules Intentionally Omitted]